NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Provides Business Updates and Combined Company Guidance in
Advance of its Financing Launch for the Texas Genco Acquisition
Princeton, NJ; January 5, 2006 — NRG Energy, Inc. (NYSE: NRG) provided financial, operational and strategic updates in advance of its launch of the financing for its pending acquisition of Texas Genco LLC (TG).
Texas Genco Acquisition Update: With Hart-Scott-Rodino clearance and Federal Energy Regulatory Commission (FERC) approval already received, NRG anticipates closing the TG acquisition in early February 2006, after and subject to final approval from the Nuclear Regulatory Commission. The companies are well advanced in the integration planning, having worked together productively and cooperatively since announcing the deal last October.
“This transaction represents a major milestone for the Company and for the competitive power generation sector,” said David Crane, NRG President and Chief Executive Officer. “It enhances NRG’s geographic breadth, technical expertise and diversity of fuel sources and will further enhance the Company’s financial strength and flexibility.”
Portfolio Developments: Apart from the Company’s focus on the TG acquisition and integration, NRG continues to manage its existing asset base actively and, in that regard, the Company reports the following significant developments since its last report of quarterly earnings:
Australia: NRG is currently considering various strategic alternatives with respect to NRG Australia—either to reposition its assets more effectively within the National Electricity Market or to monetize its investment. Over the next few months, the Company will seek to determine the best option which may include a joint venture, equity spin-off, asset swap for U.S. generation assets or trade sale.
Connecticut Reliability-Must-Run (RMR) Payments: On December 20, 2005, NRG, the ISO-NE, the Connecticut Department of Public Utility Control and Connecticut Office of Consumer Counsel filed an Offer of Settlement at the FERC. The purpose of the settlement was to resolve all issues associated with NRG’s RMR filing of November 1, 2005. Under the settlement, NRG will receive $98 million per year in fixed cost recovery for its Devon, Middletown and Montville plants and will receive 35% of any energy and ancillary service revenues from the plants, which on a gross margin basis approximates what NRG received with respect to its Connecticut RMRs in 2005. The settlement provides that the RMR payments will continue until suitable market reforms occur, or until the units are no longer needed for reliability. The settling parties have requested an effective date for the settlement rates of January 1, 2006. FERC is expected to take final action with respect to the proposed settlement in the first quarter (with retroactive effect).

West Coast Power: On December 27, 2005, NRG entered into purchase and sale agreements designed to unwind the 50-50% partnership it has to date with Dynegy Inc. Under these agreements, NRG will acquire Dynegy’s 50 percent ownership interest in West Coast Power LLC (WCP) and will become the 100 percent owners of WCP’s 1,808 megawatts (MW) of generation in Southern California. In addition, NRG will sell to Dynegy its 50 percent ownership interest in Rocky Road Power LLC, a 330 MW gas-fueled, simple cycle peaking plant located in East Dundee, Illinois. NRG will pay Dynegy a net purchase price of $160 million, effectively funded by cash held by the WCP partnership. The Company anticipates closing both transactions during the first quarter 2006, upon receiving approval from FERC.
Audrain: On December 16, 2005, NRG entered into an Asset Purchase and Sale Agreement to sell its Audrain Generating Station, a gas fired 577 MW peaking facility in Vandalia, Missouri to AmerenUE, a subsidiary of Ameren Corporation. The purchase price is $115 million, subject to customary purchase price adjustments, plus the assumption of $240 million of non-recourse capital lease obligations and assignment of $240 million note receivable. Of the $115 million in cash proceeds, approximately $93 million will be paid to the project lenders with the balance of approximately $22 million paid to NRG. The transaction will result in the removal of $412 million of liabilities (including $240 million of non-recourse capital lease obligations and $172 million in non-current liabilities) and $412 million of assets (including $240 million note receivable and $172 million in PP&E and inventory) from NRG’s balance sheet. This sale is subject to FERC approval, Hart-Scott-Rodino review and potentially Missouri Public Service Commission approval.
Solid Fuel-Fired Development: Upon closing the TG acquisition, NRG plans to continue initiatives already begun by TG in pursuit of brownfield opportunities in Texas. NRG expects to be in a position to file an air permit application for up to 800 MW of coal-fired baseload generation at either Limestone or other sites owned by the Company. This Texas brownfield coal development adds to the Big Cajun II unit 4 coal-fired unit already permitted in Louisiana and a variety of other projects in earlier stages of development in the Northeast and Western regions.
Guidance:
2005 NRG Update
During November, and continuing into December, Northeast spot power prices declined while emission credit prices increased in excess of 40% from October 31, 2005 levels. Dispatch of our units into the spot market is based upon market prices for emissions to ensure the value received for generation exceeds the market value of the allowances. As a result of the lower power prices, combined with the higher market for emission credits, the generation dispatch in the Northeast was lower than forecasted as we initiated sales of emission credits in lieu of generation. In connection with these sales, approximately $15 million of emission credits had not been physically transferred at December 31, 2005 and therefore, will be recorded to revenues in early 2006. While this does not have an economic impact to the Company, adjusted EBITDA for 2005 will be lower by this amount. Cash flow from operations guidance for 2005 continues to be approximately $109 million excluding the $44 million cash payment associated with the TG acquisition bridge commitment.

2006 and 2007 Combined Company
The TG acquisition, and the related financings, will have a material impact on NRG’s earnings and cash flow. While it is unusual for the Company to provide guidance this early in the year, the Company’s contracted portfolio provides a basis for estimating performance for both 2006 and 2007. The contracted position for the combined NRG portfolio in 2006 and 2007 is currently 79% and 68%, respectively.
Table 1: Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	2006	2007
	guidance	guidance
Adjusted EBITDA	$1,600	$1,558
MTM adjustment	146	10

Adjusted EBITDA, including MTM	$1,746	$1,568
Interest payments	(615)	(565)
Income tax	(15)	(15)
Other funds used by operations	(237)	(31)
Return of posted collateral	406	27
Working capital changes	(38)	30
Cash flow from operations	$1,247	$1,015
The 2006 cash flow from operations includes the return of $406 million of collateral posted in 2005 for transactions that will settle in 2006. The 2007 guidance is heavily influenced by TG’s average sale price for its hedged output of $39/MWh, which reflects an embedded delivered gas price of $4.88/mmBtu, a price which is both below the gas price embedded in TG’s post-2007 hedges and well below the current forward strip for delivered natural gas. The guidance also assumes, among other things, normal weather patterns and operating performance as well as lower New York City capacity revenues.
NRG Energy, Inc. currently owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, the expected benefits, results and timing of the Texas Genco acquisition, the expected timing of the West Coast Power, Rocky Road and Audrain transactions, and plans for brownfield development, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to use western coal successfully, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, the timing of and the ability to complete the Texas Genco acquisition and failure to realize expected benefits of the acquisition, and the ability to complete the West Coast Power, Rocky Road and Audrain transactions as expected.
The adjusted EBITDA guidance is an estimate as of today’s date, January 5, 2006 and is based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.
Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

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